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                                                                    EXHIBIT 99.1



     Contact:    Beverly Buckley
                 Director, Investor Relations
                 (601) 360-8600


                         WORLDCOM/MFS MERGER COMPLETED

JACKSON, Mississippi (December 31, 1996) -- WorldCom, Inc. (WorldCom) today announced the merger between WorldCom and MFS Communications Company, Inc.
(MFS) has been completed and will be effective today at 11:58 p.m. eastern standard time.

     As a result of the merger, each share of MFS common stock will be converted into the right to receive 2.1 shares of WorldCom common stock. Each share of MFS' Series A 8% Cumulative Convertible Preferred Stock will be converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom. Each share of MFS' Series B Convertible Preferred Stock will be converted into the right to receive one share of Series B Convertible Preferred Stock of WorldCom. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock will be exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

     Upon effectiveness of the merger, the Board of Directors of WorldCom will consist of the following individuals: Carl J. Aycock, Max E. Bobbitt, R. Douglas Bradbury, James Q. Crowe, Bernard J. Ebbers, Francesco Galesi, Richard
R. Jaros, Stiles A. Kellett, Jr., David C. McCourt, John A. Porter, Walter Scott, Jr., John W. Sidgmore, Scott D. Sullivan, Michael B. Yanney and, in lieu of Clyda Stokes Rent, who was unable to serve, Lawrence C. Tucker.

     According to Bernard J. Ebbers, president and chief executive officer of WorldCom, the combined company will do business under the name WorldCom.
Ebbers stated, "This business combination has created one of the world's premier business communications companies, blending a full range of local, long distance, international and Internet-based services. As a result of the merger, we have an exciting opportunity to increase revenue and customer retention by offering this unique combination of services through a combined sales force of nearly 3,000 professionals. In addition, we expect to achieve significant cost savings from reduced line and access costs, as well as the elimination of duplicate capital spending programs."

     WorldCom is a leading provider of integrated long distance and local telecommunications services, offering domestic and international voice, data, Internet and video products and services to business customers, other carriers and the residential market. The company operates a nationwide digital fiber optic network in the United States and has worldwide network capacity. Its World Wide Web address is: http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market under the symbols WCOM and WCOMP, respectively.

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